Exhibit 10.2

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of March 22, 2018 by and among Forest City Realty Trust, Inc., a Maryland corporation (the “Company”) and the entities and natural persons listed in Exhibit A (collectively, “Scopia”) (each of the Company and Scopia, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, Scopia has engaged in various discussions and communications with the Company concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, Scopia has a beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act (as defined below)) interest in the Company’s Class A Common Stock, $0.01 par value per share (the “Common Stock”), totaling, in the aggregate, 22,087,803 shares of Common Stock, or approximately 8.3%, of the shares of Common Stock issued and outstanding on the date hereof;

WHEREAS, as of the date hereof, the Company and Scopia have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement; and

WHEREAS, concurrently with the Parties entry into this Agreement, the Company and RMS, Limited Partnership (“RMS”) are entering into an Amendment (the “RMS Amendment”) to the Reclassification Agreement, dated as of December 5, 2016, between the Company and RMS (the “Reclassification Agreement”), pursuant to which, among other things, certain of RMS’ rights under the Reclassification Agreement with respect to the recommendation, nomination and support of certain directors recommended by RMS are being amended such that the Company will be obligated to nominate no more than two (2) directors recommended by RMS at each of the 2018, 2019, 2020 and 2021 Annual Meeting of Stockholders.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board and Committee Appointments and Related Agreements.

(a)	Board Appointments

(i) The Company agrees that the Board and all applicable committees and subcommittees of the Board shall take all necessary actions, effective immediately following the execution of this Agreement, to (A) accept the resignations of all existing members of the Board, such resignations to take effect immediately prior to the appointment of the Agreed Appointees (as defined below) to the Board, other than David J. LaRue, Kenneth J. Bacon, Z. Jamie Behar, and James A. Ratner (the “Continuing Directors”), and (B) nominate and appoint William ‘Butch’ Roberts, Marran Ogilvie, Adam Metz, Rob Schriesheim, and Michelle Felman (the “Agreed Appointees”) as directors of the Company. Until a Chairman or Executive Chairman of the Board is appointed in accordance with Section 1(b) below, James A. Ratner shall remain Chairman of the Board.

(ii) Scopia shall also have the right, exercisable, in Scopia’s sole discretion, at any time following the execution of this Agreement, to recommend one (1) additional director (when appointed, the “Scopia Appointee”) for appointment to the Board. The Scopia Appointee (or any Scopia Replacement Director (as defined below)) must be an individual that is either (A) a partner or employee of Scopia or (B) another individual who (1) qualifies as “independent” pursuant to New York Stock Exchange (“NYSE”) listing standards (other than any standards that take into account ownership of any Common Stock or other securities of the Company), (2) has relevant financial and business experience to be a director of the Company, and (3) satisfies the Corporate Governance Guidelines and the Code of Legal and Ethical Conduct with respect to service on the Board (together, the “Board Criteria”). The Corporate Governance & Nominating Committee of the Board (the “Nominating Committee”) shall make its determination and recommendation (which it shall undertake reasonably and in good faith) regarding whether any candidate recommended as a Scopia Appointee (or any Scopia Replacement Director thereof) meets the Board Criteria within five (5) business days following written receipt of such recommendation from Scopia; provided that any Scopia Appointee candidate (or any Scopia Replacement Director candidate) who is a partner or employee of Scopia will be deemed to satisfy the Board Criteria and will be approved and appointed to the Board within (5) five business days of such recommendation from Scopia so long as such Scopia Appointee candidate qualifies as “independent” pursuant to NYSE listing standards (other than any standards that take into account ownership of any Common Stock or other securities of the Company) and submits all completed documentation required pursuant to Section 1(e)(vii). Without limiting the rights of Scopia in accordance with the proviso to the previous sentence, in the event the Nominating Committee does not accept a Scopia Appointee candidate (or any Scopia Replacement Director candidate) recommended by Scopia, Scopia shall have the right to recommend further Scopia Appointee candidate(s) (or any Scopia Replacement Director candidates) whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Scopia Appointee candidate (or a Scopia Replacement Director candidate) by the Nominating Committee, the Board shall vote on the appointment of such Scopia Appointee candidate to the Board no later than five (5) business days after the Nominating Committee’s recommendation of such Scopia Appointee candidate (or such Scopia Replacement Director candidate) and concurrently with such vote shall take all necessary actions to appoint such Scopia Appointee candidate (or such Scopia Replacement Director candidate) to the Board effective immediately; provided, however, that if the Board does not appoint a candidate recommended by Scopia as a Scopia Appointee (or a Scopia Replacement Director) to the Board pursuant to this Section 1(a)(ii), the Parties shall continue to follow the procedures of this Section 1(a)(ii) until a Scopia Appointee (or Scopia Replacement Director) recommended by Scopia shall have been appointed to the Board. Effective upon the appointment of a Scopia Appointee (or Scopia Replacement Director) to the Board, such Scopia Appointee (or Scopia Replacement Director) will be considered an Agreed Appointee for all purposes of this Agreement. Each Agreed Appointee, Scopia Appointee or any Scopia Replacement Director, is referred to herein as an “Appointed Director”. For the avoidance of doubt, if a Scopia Appointee is appointed to the Board prior to the mailing of the Company’s definitive proxy statement for the 2018 Annual Meeting (as defined below), the Scopia Appointee shall stand for election at the 2018 Annual Meeting together with the Company’s other nominees.

(iii) The Company agrees that (x) the Board shall nominate, recommend, support and solicit proxies for the following individuals, and shall only nominate, recommend, support and solicit proxies for the following individuals, for election to the Board at the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) for terms expiring at the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) and subject to their consent to serve: (A) each Appointed Director (if appointed as of such time), (B) each Continuing Director and (C) one (1) director designated as a “Starboard Appointee” or “Starboard Replacement Director” under the terms of an agreement the Company is independently entering into with Starboard Value LP and its Affiliates (collectively, “Starboard” and such agreement, the “Starboard Agreement”). For the avoidance of doubt, the Company shall recommend, support and solicit proxies for the election of such Appointed Directors in the same manner as for the Continuing Directors. The Company shall hold the 2018 Annual Meeting no later than June 30, 2018.

(iv) Replacement Directors.

(x) Scopia Appointee Replacements. In the event the Scopia Appointee (or any Scopia Replacement Director) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director or is removed as a director or ceases to be a director for any other reason (including as the result of a failure to receive the requisite number of votes at the 2018 Annual Meeting) prior to the expiration of the Standstill Period, and at such time (or at any time thereafter prior to the expiration of the Standstill Period) Scopia beneficially owns (which at any measurement time during the Standstill Period shall include a combination of Scopia’s economic and beneficial ownership (as determined under Rule 13d-3 under the Exchange Act) of shares of Common Stock as of such time) at least the lesser of 2.5 % of the Company’s then outstanding shares of Common Stock and 6,668,261 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (such lesser amount the “Scopia Minimum Ownership Threshold”), subject to the terms of this Section 1(a)(iv), with respect to the Scopia Appointee, Scopia shall have the ability to recommend a substitute Scopia Appointee using the same process as for the initial appointment of the Scopia Appointee set forth in Section 1(a)(ii) (a “Scopia Replacement Director”). Subject to NYSE rules and applicable law, upon a Scopia Replacement Director’s appointment to the Board, the Board and all applicable committees and subcommittees of the Board shall take all necessary actions to appoint such Scopia Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation. Subject to NYSE rules and applicable law, until such time as any Scopia Replacement Director is appointed to any applicable committee, one of the other Appointed Directors (as designated by Scopia) will serve as an interim member of such applicable committee. Any Scopia Replacement Director designated pursuant to this Section 1(a)(iv) to replace the Scopia Appointee or a Scopia Replacement Director prior to the mailing of the Company’s definitive proxy statement for the 2018 Annual Meeting, shall stand for election at the 2018 Annual Meeting together with the Company’s other nominees.

(y) Other Director Replacements. In the event any other Appointed Director or Continuing Director (or any Non-Shareholder Replacement Director (as defined below) thereof) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director or is removed as a director or ceases to be a director for any other reason (including as the result of a failure to receive the requisite number of votes at the 2018 Annual Meeting) prior to the expiration of the Standstill Period, the Nominating Committee shall recommend a substitute director (a “Non-Shareholder Replacement Director”) that satisfies the Board Criteria (other than a substitute director that is to be an Initial RMS Designee or Continuing RMS Designee to the extent permitted under the Reclassification Agreement, as amended by the RMS Amendment). Any proposed Non-Shareholder Replacement Director recommended in compliance with the previous sentence will be approved and appointed to the Board within (5) five business days so long as such Non-Shareholder Replacement Director satisfies the Board Criteria, and the Nominating Committee shall make its determination and recommendation regarding whether such Non-Shareholder Replacement Director meets such criteria within such five (5) business day period. The Board shall vote on the appointment of such Non-Shareholder Replacement Director to the Board no later than five (5) business days after the Nominating Committee recommendation of such Non-Shareholder Replacement Director; provided, however, that if the Board does not appoint such Non-Shareholder Replacement Director to the Board pursuant to this Section 1(a)(iv), the Parties shall continue to follow the procedures of this Section 1(a)(iv) until a Non-Shareholder Replacement Director is elected to the Board.

(v) During the period commencing with the date hereof through the expiration of the Standstill Period, the Board shall not seek stockholder approval or take any other action to increase the size of the Board to more than thirteen (13) directors, unless Scopia consents in writing to such increase. Prior to the appointment of the initial Scopia Appointee, the Board and each applicable committee and subcommittee of the Board shall not take any action to amend the Corporate Governance Guidelines or Code of Legal and Ethical Conduct or create any new applicable policies or guidelines.

(b) Chairman.

The Nominating Committee will promptly initiate a process to identify and recommend (i) an additional new Board director that satisfies the Board Criteria (the “New Director”), and (ii) a new Chairman or Executive Chairman of the Board. Candidates for Chairman or Executive Chairman of the Board will include both new Board members as well as external candidates that are seasoned real estate industry executives or professionals. Upon the appointment of the New Director to the Board, such New Director (or Non-Shareholder Replacement Director thereof) will be considered an Agreed Appointee for all purposes of this Agreement.

(c) [Reserved].

(d) New Committee Appointments.

Subject to the Company’s Corporate Governance Guidelines and Code of Legal and Ethical Conduct and NYSE rules and applicable laws, the Board and all applicable committees of the Board shall take all actions necessary to ensure that during the Standstill Period, any new committee and subcommittee of the Board that may be established includes a Scopia Appointee (or a Scopia Replacement Director). Without limiting the foregoing, the Board shall give each of the Appointed Directors the same due consideration for membership to any new committee of the Board as any other independent director. The remaining members of each Board committee shall be selected such that each committee includes directors whose skill sets and expertise are relevant to such committee.

(e) Additional Agreements.

(i) Scopia shall comply, and shall cause each of its controlled Affiliates and controlled Associates to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or controlled Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii) Upon execution of this Agreement, Scopia shall not, and shall cause each of its controlled Affiliates and controlled Associates not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at the 2018 Annual Meeting, (B) submit any proposal for consideration at, or bring any other business before, the 2018 Annual Meeting, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to the 2018 Annual Meeting. Scopia shall not publicly or privately encourage or knowingly support any other stockholder, person or entity to take any of the actions described in this Section 1(e)(ii); provided, however, that the foregoing shall not be deemed to limit the ability of any Appointed Director to act in accordance with his or her duties to the Company and its stockholders.

(iii) Scopia shall appear in person or by proxy at the 2018 Annual Meeting and vote all shares of Common Stock beneficially owned by Scopia at the 2018 Annual Meeting (A) in favor of each of the Company’s nominees (to the extent nominated in compliance with this Agreement), (B) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 and (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to the Company’s “say-on-pay” proposal (other than proposals relating to the election of directors), Scopia shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation.

(iv) Scopia agrees that the Board or any committee thereof, in the exercise of its duties under Maryland law, may recuse a Scopia Appointee (or the Scopia Replacement Director) that is a partner or employee of Scopia from any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating and/or taking action with respect to (A) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement with respect to Scopia, (B) any action taken in response to actions taken or proposed by Scopia or its Affiliates with respect to the Company, or (C) any proposed transaction between the Company and Scopia or its Affiliates.

(v) The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective no later than immediately following the appointment of each Appointed Director, to determine, in connection with his or her initial appointment as a director and nomination by the Company at the 2018 Annual Meeting, as applicable, that such Appointed Director is deemed to be (A) a member of the “Incumbent Board” or “Continuing Director” (as such term may be defined in the definition of “Change in Control”, “Change of Control” (or any similar term) under Company incentive plans, options plans, deferred compensation plans, employment agreements, loan agreements, indentures or any other related plans or agreements that refer to any such plan or agreement’s definition of “Change in Control” or any similar term) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under certain incentive plans, options plans, employment agreements, loan agreements or indentures of the Company, including, without limitation, any severance plan or change-in-control severance plan.

(vi) If and only if the Scopia Appointee (or Scopia Replacement Director, as applicable) is a partner or employee of Scopia, Scopia shall cause the Scopia Appointee (or Scopia Replacement Director, as applicable) to deliver to the Company an irrevocable resignation letter pursuant to which the Scopia Appointee (or Scopia Replacement Director, as applicable) shall resign from the Board and all applicable committees thereof effective automatically and immediately if Scopia fails or failed to satisfy the Scopia Minimum Ownership Threshold (which at any measurement time during the Standstill Period shall include a combination of Scopia’s economic and beneficial ownership (as determined under Rule 13d-3 under the Exchange Act) of shares of Common Stock as of such time) at any time following the date of such Appointed Director’s appointment. Scopia shall promptly (and in any event within five business days) inform the Company in writing if Scopia fails to satisfy the Scopia Minimum Ownership Threshold at any time.

(vii) Scopia acknowledges that, prior to being appointed to the Board in accordance with this Agreement, each Agreed Appointee is required to submit to the Company a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check) required by the Company in connection with the appointment or election of new Board members. Any Scopia Appointee and Scopia Replacement Director shall also promptly (but in any event prior to being appointed to the Board in accordance with this Agreement) submit to the Company a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check) required by the Company in connection with the appointment or election of new Board members.

(viii) The Company agrees that Scopia and its Affiliates (other than any Scopia Appointee (or any Scopia Replacement Director, as applicable) who is a director of the Board and a partner or employee of Scopia or any of its Affiliates, solely in his or her individual capacity as a director and subject to the provisions of Section 13) are not subject to any of the Company’s Corporate Governance Guidelines and Code of Legal and Ethical Conduct and all other guidelines and policies of the Company with respect to service on the Board, including any such provisions related to trading in Common Stock or other securities of the Company.

(ix) The Company hereby acknowledges that any Scopia Appointees (or Scopia Replacements Directors, as applicable) may have certain rights to other indemnification, advancement of expenses and/or insurance from sources outside of the Company and its insurers (collectively, the “Other Indemnitors”). The Company hereby agrees (A) that, solely with respect to actions of a Scopia Appointee (or Scopia Replacements Director, as applicable) in his or her capacity as a member of the Board (or in such other capacity pursuant to which such Scopia Appointee (or Scopia Replacements Director, as applicable) is entitled to indemnification under the Company’s certificate of incorporation, bylaws or any other written agreement between the Company and an Indemnitee (collectively, and as each may be amended or supplemented from time to time, the “Indemnification Agreements”)), it is the indemnitor of first resort (i.e., its obligations to the Scopia Appointee (or Scopia Replacements Director, as applicable) (the “Indemnitees” and each, an “Indemnitee”) are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (B) solely to the extent (1) legally permitted, and (2) required by the terms of the Indemnification Agreements, that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement), and (C) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company. The Company and each Indemnitee agree that the Other Indemnitors are express third party beneficiaries of the terms of this Section 1(e)(ix).

(x) The Board or any applicable committee or subcommittee of the Board shall not implement any policy restricting the ability of any member of the Board to attend meetings of the Board or meetings of its committees or subcommittees, except to the extent (A) required by law or (B) advised by legal counsel is (1) necessary to avoid any potential conflict of interest or (2) otherwise inconsistent with the Board’s fiduciary duties

(xi) The Company agrees that any Scopia Appointee (or Scopia Replacement Director, as applicable) who is a partner or employee of Scopia shall only receive compensation in cash in connection with such Scopia Appointee’s (or Scopia Replacement Director’s, as applicable) service on the Board and such compensation shall be payable to the order of “Scopia Capital Management LP”.

2.	Standstill Provisions.

(a) Scopia agrees that, from the date of this Agreement until the earliest of (x) the date that is thirty (30) calendar days prior to the deadline for the submission of stockholder nominations for the 2019 Annual Meeting pursuant to the Company’s Amended & Restated Bylaws, (y) the date that is one hundred (100) days prior to the first anniversary of the 2018 Annual Meeting and (z) following the appointment of the initial Scopia Appointee, such time as no Scopia Appointee (or Scopia Replacement Director) is serving on the Board and Scopia has irrevocably notified the Company in writing that it will not seek to fill such vacancy (the “Standstill Period”), Scopia shall not, and shall cause each of its controlled Affiliates and controlled Associates not to, in each case directly or indirectly, in any manner:

(i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(ii) form, join or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of Common Stock (other than a “group” comprised exclusively of all or some of the entities or persons listed on Exhibit A, and, for the avoidance of doubt, that does not include any other entities or persons); provided, however, that nothing herein shall limit the ability of an Affiliate of Scopia to join the “group” with Scopia following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii) deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Scopia and otherwise in accordance with this Agreement;

(iv) seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board; provided, however, that nothing in this Agreement shall prevent Scopia or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2019 Annual Meeting so long as such actions do not create a public disclosure obligation for Scopia or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Scopia’s normal practices in the circumstances;

(v) (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or through any referendum of stockholders, (B) make any offer or proposal (with or without conditions) with respect to any merger, scheme of arrangement, takeover offer, acquisition, recapitalization, restructuring, disposition or other business combination involving Scopia (or its Affiliates) and the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, scheme of arrangements, takeover offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, scheme of arrangement, takeover offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders;

(vi) seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii) advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or

(viii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b) Except as expressly provided in Section 1 or Section 2(a), Scopia shall be entitled to (i) vote the shares of Common Stock that it beneficially owns as it determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor (in each case, subject to Section 1(e)(iii)).

(c) Nothing in this Agreement shall be deemed to limit the exercise in good faith by an Appointed Director of such person’s duties solely in such person’s capacity as a director of the Company.

3.	Representations and Warranties of the Company.

The Company represents and warrants to Scopia that (a) the Company has the corporate power and authority to execute this Agreement and the RMS Amendment and to bind it thereunder, (b) this Agreement and the RMS Amendment have been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty thereto, constitute valid and binding obligations and agreements of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement and the RMS Amendment by the Company do not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.

4.	Representations and Warranties of Scopia.

Scopia represents and warrants to the Company that (a) the authorized signatory of Scopia set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Scopia thereunder, (b) this Agreement has been duly authorized, executed and delivered by Scopia, and, and assuming due execution by each counterparty thereto, is a valid and binding obligation of Scopia, enforceable against Scopia in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Scopia as currently in effect, (d) the execution, delivery and performance of this Agreement by Scopia does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Scopia, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Scopia beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) 22,087,803 shares of Common Stock, (f) Scopia has independently determined to come to an agreement with the Company with respect to the matters addressed by this Agreement and has not discussed the terms of this Agreement with Starboard or otherwise acted in concert with Starboard in connection with the negotiation of this Agreement, and (g) as of the date of this Agreement, and other than as disclosed herein or in the Press Release (as defined below) or as described in the Schedule 13D originally filed with the Securities and Exchange Commission on June 6, 2016 by Scopia (as amended or to be amended in respect of this Agreement), Scopia does not currently have, and does not currently have any right to acquire, any interest in any securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

5.	Press Release.

Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Scopia shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Parties. During the Standstill Period, neither the Company nor Scopia nor the Appointed Directors shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

6.	Specific Performance.

Each of the Parties, acknowledges and agrees that irreparable injury to the other Parties hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each Party shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.	Expenses.

The Company shall reimburse Scopia for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Scopia’s involvement at the Company, including, but not limited to the negotiation and execution of this Agreement, identification of any potential Scopia Appointees and any potential nomination of directors of the Company (including the notice of nomination) and any actions in connection with the 2018 Annual Meeting of Stockholders of the Company, provided that such reimbursement shall not exceed $200,000 in the aggregate.

8.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (c) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (d) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Forest City Realty Trust, Inc.

Terminal Tower Suite 1100

50 Public Square

Cleveland, OH 44113

Attention:         Ketan K. Patel,

         Executive Vice President, General Counsel & Secretary

Telephone:        (216) 621-6060

Facsimile:         (216) 263-6206

Email:               KetanPatel@forestcity.net

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:         Joseph B. Frumkin, Esq.

                 Krishna Veeraraghavan, Esq.

Email:              frumkinj@sullcrom.com

        veeraraghavank@sullcrom.com

If to Scopia or any member thereof:

Scopia Capital Management LP

152 West 57th St., 33rd Floor

New York, NY 10019

Attention:             Jerome Lande

Facsimile:             (212) 370-0404

Email:                   jlande@scopiacapital.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention:         Douglas Rappaport

        Gerald Brant

Facsimile:         (212) 872-7412

        (212) 872-1002

E-mail:             drappaport@akingump.com

        gbrant@akingump.com

10.	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction; provided, however, that corporate matters related to the Company will be determined in accordance with the internal laws of the State of Maryland without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.	Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives; provided, however, any statements made by Scopia regarding the Company’s operational or stock price performance, during periods following the date hereof, or any strategy, plans or proposals of the Company not supported by the Scopia Appointee that do not defame or slander any of the Company’s officers, directors, employees, stockholders, agents, attorneys or representatives (“Company Opposition Statements”) will not be deemed to be a breach of this Section 12 (subject to, for the avoidance of doubt, any duties and obligations of confidentiality that may otherwise apply), except that any Company Opposition Statement will only speak to a matter that has been made public by the Company; provided, further, however, that if a Scopia Appointee or Scopia Replacement Appointee that is a partner or employee of Scopia is currently serving on the Board, any Company Opposition Statement during such service will only speak to a matter that has first been made public by the Company. The Company will be permitted to respond with a statement similar in scope to any such Company Opposition Statement.

13.	Confidentiality.

(a) Notwithstanding anything to the contrary in the Corporate Governance Guidelines and the Code of Legal and Ethical Conduct, the Scopia Appointee or any Scopia Replacement Director thereof, if he or she wishes to do so, may provide confidential information of the Company which he or she learns in his or her capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively,

“Company Confidential Information”), to Scopia, its Affiliates and Associates and legal counsel (collectively, “Scopia Representatives”), in each case in connection with Scopia’s investment in the Company; provided, however, that Scopia shall (a) not further disclose such Company Confidential Information (other than to Scopia Representatives solely to the extent in connection with Scopia’s investment in the Company) for any reason, except as required by law or regulations (subject to Section 13(b) below), (b) inform such Scopia Representatives of the confidential nature of any such Company Confidential Information and (c) cause such Scopia Representatives to (i) refrain from further disclosing such Company Confidential Information (whether to any company in which Scopia has an investment or otherwise), by any means, and (ii) not use such Company Confidential Information in any way other than in connection with Scopia’s investment in the Company. The term “Company Confidential Information” shall not include such information that (a) was provided to or made available to Scopia, a Scopia Appointee (or Scopia Replacement Director) or any Scopia Representative (acting on behalf of Scopia) on a non-confidential basis prior to it being furnished to the Scopia Appointee (or Scopia Replacement Director) in his or her capacity as a director of the Company from a source not known, after reasonable inquiry, to bound by an agreement or obligation of confidentiality with respect to such information, (b) is or becomes generally available to the public other than as a result of a disclosure by the Scopia Appointee, Scopia Replacement Director, Scopia, any of their respective Affiliates or any Scopia Representative in violation of this Agreement, or (c) has been or is independently developed by the Scopia Appointee, Scopia Replacement Director, Scopia, any of their respective Affiliates or any Scopia Representative without the use of any Confidential Information.

(b) In the event that Scopia or any Scopia Representative becomes legally compelled (including any request or demand of or by a regulatory authority having jurisdiction over Scopia or any Scopia Representative) to disclose any Company Confidential Information, Scopia and the Scopia Representatives, as applicable, will promptly as practicable notify (except where such notice would be legally prohibited) the Company of the existence, terms and circumstances surrounding such a request, so that it may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 13 and, Scopia and the Scopia Representatives (as the case may be) will provide such cooperation as the Company shall reasonably request at the Company’s sole cost and expense. If, in the absence of a protective order or the receipt of a waiver hereunder, Scopia or such Scopia Representative is nonetheless, based on the advice of Scopia’s or Scopia’s Representatives’ legal counsel, required to disclose any such information, Scopia, or such Scopia Representative, as the case may be, (i) may disclose, without liability hereunder, only that portion of the Company Confidential Information that Scopia or such Scopia Representative is legally required to disclose and (ii) shall, unless otherwise required by law or regulations, exercise its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information to be disclosed. In no event will Scopia or any Scopia Representative oppose action by the Company to obtain a protective order or other remedy to prevent the disclosure of Company Confidential Information or to obtain reliable assurance that confidential treatment will be accorded the Company Confidential Information.

14.	Securities Laws.

Scopia acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

15.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Scopia. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Scopia, the prior written consent of the Company, and with respect to the Company, the prior written consent of Scopia. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except the provisions of Section 1(e)(ix), Sections 6 through 10, Section 14 and Section 15, which shall survive such termination.

16.	RMS Amendment.

The Company agrees that the RMS Amendment, and Section 5.8 of the Reclassification Agreement (and Article VI of the Reclassification Agreement to the extent applicable in connection with the foregoing, and the corresponding definitions of the defined terms used in the foregoing) and any other agreement relating to the RMS Amendment, or such provisions of the Reclassification Agreement or the subject matter thereof, may not be amended, and no term or provision therein may be waived by the Company (and the Company shall not delay in promptly enforcing each of its rights thereunder), without the prior written consent of Scopia.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

FOREST CITY REALTY TRUST, INC.

By:	/s/ David J. LaRue
Name: David J. LaRue
Title: President and CEO

SCOPIA CAPITAL MANAGEMENT LP

By:	Scopia Management, Inc., its general partner

By:	/s/ Jerome Lande
Name:	Jerome Lande
Title:	Authorized Signatory

SCOPIA MANAGEMENT, INC.

By:	/s/ Jerome Lande
Name:	Jerome Lande
Title:	Authorized Signatory

EXHIBIT A

SCOPIA CAPITAL MANAGEMENT LP

SCOPIA MANAGEMENT, INC.

EXHIBIT B

[Press Release]

Forest City Announces Conclusion of Strategic Review Process and Substantial Board Refreshment

Issues Letter to Stockholders Regarding Conclusion of Strategic Review Process and Determination to

Continue to Pursue Standalone Plan

Board to be Reconstituted with Majority New Independent Directors

Authorizes Increase in Share Repurchase Program to $400 Million

CLEVELAND – March 22, 2018 – Forest City Realty Trust, Inc. (NYSE: FCEA) (“Forest City” or the “Company”) announced today that its Board of Directors concluded its previously announced review of strategic alternatives. After extensive evaluation and deliberation, including review and analysis of multiple offers, the Board has determined that stockholder value would be better enhanced on a standalone basis than by pursuing a transaction on the terms and pricing indicated by the offers received.

The Board has issued a letter to stockholders in connection with the conclusion of its review. The full text of the letter follows:

Dear Stockholders of Forest City Realty Trust, Inc.:

We are writing to report on the conclusion of the Board’s strategic review process and on governance changes we have agreed to going forward.

The Board of Directors announced a review of the Company’s strategic, operating, financial and structural options to enhance stockholder value on September 11, 2017. The announcement of this review followed from the governance-enhancing collapse of the dual-class voting structure at the 2017 Annual Meeting and feedback we received from stockholders during our extensive outreach following the 2017 Annual Meeting. In order to execute the strategic review, the Company retained financial advisors led by Lazard together with Goldman Sachs & Co. LLC. Additionally, the Board established a Transaction Committee constituted by a majority of independent directors to oversee the review process and provide guidance and instruction to management of the Company and the Company’s financial advisors between Board meetings.

The Company’s financial advisors communicated with over 50 potentially interested buyers during the initial stage of the process, and 18 of those parties executed confidentiality agreements and received confidential information about the Company. An initial round of bidding at the end of

October 2017 resulted in seven non-binding preliminary indications of interest – five represented all-cash offers to acquire the Company and two contemplated structured, tax-efficient transactions involving a portion of the Company’s business. The Board then authorized a second round of bidding with six potentially interested buyers. Second round indications of interest were received beginning in mid-December. Two parties submitted non-binding indications of interest to acquire the Company, two submitted proposals to acquire the Company’s development portfolio and one party reaffirmed its interest in pursuing a structured, tax-efficient transaction for a portion of the Company’s business. The two full Company acquisition proposals and a structured, tax-efficient portfolio transaction were conditioned on a grant of exclusivity to the potentially interested buyers.

Following a review of each indication of interest and negotiation of the two full Company acquisition proposals, the Board determined to pursue the non-binding proposal to acquire the Company for $26 per share in cash, which was submitted by a large financial investor with a strong track record of executing large, complex real estate and corporate transactions. A majority of the Board viewed the proposal as potentially attractive for stockholders. On this basis, the Company and the financial investor mutually entered into a 45-day exclusivity period during which the financial investor would complete confirmatory diligence and negotiate a fully financed merger agreement at $26 per share in cash with conditions to closing customary for transactions of this type.

An extension to the exclusivity period was granted through March 9, 2018 to permit the counterparty to complete its confirmatory diligence. The financial investor submitted a letter on March 7, 2018 (the “March 7 Proposal”) that it was prepared to make a fully financed, binding proposal to acquire the Company for $24.50 per share in cash subject to: (i) cessation of future dividend payments, (ii) obtaining certain JV partner consents to a change of control prior to signing a definitive agreement, (iii) obtaining certain government consents to a change of control related to Company assets and development projects prior to closing and (iv) the Company completing an internal reorganization prior to closing to facilitate the counterparty’s financing plans, which plans were not provided in connection with the March 7 Proposal or thereafter. The Transaction Committee unanimously determined that it would not recommend a transaction on the terms and pricing contemplated by the March 7 Proposal to the Board, and instructed the Company’s financial advisors to inform the counterparty in the event it wished to revise its proposal in advance of a Board meeting on March 10. The counterparty did not so revise its proposal, and on March 10, the Board unanimously accepted the recommendation of the Transaction Committee to reject the March 7 Proposal and a majority of the Board authorized the Company’s financial advisors to inform the counterparty that the Board would be supportive of a transaction at $25.50 per share in cash with dividends paid through closing, and no conditions with respect to third-party consents or completion of an internal reorganization. The counterparty responded on March 13 (the “March 13 Proposal”) with a revised price of $25.00 per share in cash subject to: (i) cessation of future dividend payments and (ii) a willingness to review in more detail the projects for which third-party consents might be required for a change of control transaction with the goals of reaching consensus about the relevant projects, developing a more complete understanding of the means and prospects for obtaining consents on a timely basis and developing a mutually agreeable solution to allocating any risk associated with third-party consents. Between March 13 and March 16, the Company, the financial investor, and their respective advisors held a series of diligence calls for the purpose, among others, of confirming whether the financial investor would be prepared to eliminate third-party consents as a condition to signing and closing a transaction. On March 16, the counterparty communicated to our advisors that while the Company had presented reasonable bases to conclude that many of the requested third-party consents were not required, as a commercial matter, it was not willing to eliminate some portion of the previously identified third-party consents as a condition to either signing or closing.

After evaluation and deliberation, the Board unanimously decided not to pursue a transaction on the terms and pricing of the March 13 Proposal. The Board concluded that stockholder value would be better enhanced on a standalone basis and that the conditional requirements specified by the counterparty in the March 13 Proposal created more uncertainty around a potential transaction than the Board was prepared to accept.

Having completed an extensive strategic review process, the Board remains focused on enhancing value for all stockholders. To this end, we engaged in constructive discussions with certain significant stockholders of the Company to identify a mutually acceptable group of new independent directors to join the Board as part of a substantial refreshment. This refreshment will help improve the Company’s corporate governance structure for the benefit of all stockholders and we are confident the new directors will bring substantial industry expertise and new and diverse perspectives for the benefit of our stockholders. We also thank the directors that will not be continuing for their distinguished service and dedication to the Company and the leadership and integrity that has been a hallmark of their tenures.

The Board remains committed to pursuing the right course of action for the Company and all stakeholders, and to that end we believe the Company is well positioned to create and sustain stockholder value under the governance of a new group of independent directors. We expect to deliver strong returns to stockholders over time through (i) leveraging the Company’s scale in core, high-barrier-to-entry markets, (ii) taking advantage of embedded growth from the development activities and accretive partner buyouts, (iii) continuing to focus on margin enhancement and (iv) returning additional capital to stockholders via dividend growth and share repurchases.

Sincerely,

James A. Ratner

Chairman

Scott S. Cowen

Lead Independent Director

Reconstituted Board

Forest City also announced that it has entered into agreements with Starboard Value LP (“Starboard”), which currently owns approximately 3.0% of the Company’s outstanding shares, Scopia Capital Management LP (“Scopia”), which currently owns approximately 8.3% of the Company’s outstanding shares, and RMS, Limited Partnership (“RMS”), which, prior to the elimination of the Company’s dual-class stock structure, was the controlling stockholder of the Company, pursuant to which:

•	Nine current directors have agreed to resign from the Board;

•	Michelle Felman, Adam S. Metz, Marran H. Ogilvie, William ‘Butch’ Roberts and Robert A. Schriesheim have been elected, effective upon completion of customary onboarding background reviews, as new independent directors to the Company’s Board;

•	James A. Ratner will become Interim Chairman of the Board. The reconstituted Nominating and Governance Committee will promptly initiate a process to identify and recommend a new Chairman or Executive Chairman of the Board. Candidates will include both new Board members as well as external candidates that are seasoned real estate industry executives or professionals;

•	The reconstituted Nominating and Governance Committee will also promptly initiate a process to identify an additional independent director to join the Board;

•	Each of Starboard and Scopia will have the right to appoint one additional director to the Board; and

•	RMS has agreed to alter its director nomination rights from four members of the Ratner family to two designees, one director who must be independent under NYSE listing standards and one director who may be either a family member or independent under NYSE listing standards. Butch Roberts will serve as the independent RMS nominee. RMS has also given up their right for James Ratner to be elected Chairman of the Board, and he will resign from the Chairmanship upon appointment of the new Chairman identified by the process referred to above.

The Company also announced that David LaRue, Kenneth Bacon, Z. Jamie Behar and James Ratner will continue their service on the Board. All members of the newly reconstituted Board will stand for election at the Company’s 2018 Annual Meeting. Following completion of onboarding and appointments, the Board will be comprised of 13 directors, 11 of whom will be independent.

The agreements will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

Share Repurchase Authorization

The Board has also approved an increase in the Company’s existing $100 million share repurchase program to an aggregate total of $400 million. The shares may be repurchased, in light of prevailing market and economic conditions, to take advantage of investment opportunities at times when the Board and Company management believe the market price of the common stock does not accurately reflect the underlying value of the Company; to indicate to investors the Company’s confidence in its business; to enhance stockholder value; and to reduce dilution.

Purchases may be made in the open market or otherwise, and in such amounts and at such times and prices as the Board and authorized officers determine, provided that all purchases comply with regulations and guidelines of the Securities and Exchange Commission. Repurchase of shares under the program will be subject to the limitations and requirements set forth in the Company’s credit facility and indentures.

This program does not obligate the Company to acquire any particular amount of common stock. The program may be suspended, modified, or discontinued at any time at the discretion of Company management as conditions change as to the market price, need or other factors. The program has no set expiration date.

About Kenneth J. Bacon

Kenneth J. Bacon has been a Forest City director since 2012 and serves on the Board’s Audit and Corporate Governance and Nominating committees. In 2012, Bacon co-founded RailField Partners. Bacon previously served in various positions at Federal National Mortgage Association (Fannie Mae), including vice president of the northeast region, leading the American Communities Fund, senior vice president of the multifamily division, and executive vice president. Prior to joining Fannie Mae, Bacon served as director of policy for the oversight board and director of securitization at Resolution Trust Corporation. Bacon began his career with Kidder Peabody and later Morgan Stanley. Bacon is a board member of three additional publicly traded companies: Comcast Corporation, Ally Financial Inc, and Welltower Inc. He is also a board member of the National Multifamily Housing Council and serves on the advisory board of the Stanford Center on Longevity.

About Z. Jamie Behar

Z. Jamie Behar has been a Forest City director since April 2017. She serves on the Board’s Audit and Corporate Governance and Nominating committees. Behar previously served as the managing director, Real Estate & Alternative Investments, at GM Investment Management Corp (GMIMCo) from 2005 to 2015. Behar started at GMIMCo as a portfolio manager in 1986. As a company director, Behar served on the board’s investment management, private equity investment approval and risk management committees. Behar also serves as an independent director for Gramercy Property Trust and Sunstone Hotel Investors, Inc. She was previously board chair of the Pension Real Estate Association and was a member of the Real Estate Investment Advisory Council of the National Association of Real Estate Investment Trusts.

About Michelle Felman

Michelle Felman currently serves on the Advisory Board at Turner Impact Capital, a social impact platform that focuses on charter schools and workforce housing. She is a Trustee of Choice Properties (CHP-TSX), a listed retail REIT spun off by Loblaws Companies Limited, where she serves on the Governance and Comp Committees, and of The Partners Group (PGPHF), a global private equity firm, where she serves as the Chair of the Investment Oversight Committee. Felman is a Board member of Reonomy, a private real estate technology company. Felman is also on the Board of Directors of Cumming Corp, a global project management and cost consulting company. Felman is a founder of JAM Holdings, an investment and advisory firm. From 1997-2010, Felman served as the Executive Vice President – Co-Head of Acquisitions and Capital Markets for Vornado Realty Trust and remained a consultant to VNO through December 2012. She began her career at Morgan Stanley in the Investment Banking Division and later joined GE Capital as a Managing Director of Business Development.

About David J. LaRue

David J. LaRue became a director of Forest City in June 2011 when he also became President and CEO of the Company. LaRue also serves as an officer and/or director of various subsidiaries of the company. Prior to becoming President and CEO, he served as Executive Vice President and Chief Operating Officer. Earlier in his tenure with the company, LaRue served as President and Chief Operating Officer of the company’s Commercial Group. Prior to joining Forest City in 1986, LaRue was an internal auditor and financial analyst with The Sherwin-Williams Company. He formerly served on the board of CubeSmart, NAREIT, the Real Estate Roundtable, and the International Council of Shopping Centers. LaRue is currently a member of the board of trustees and executive committee, and chair of the capital committee of the Friends of the Cleveland School of the Arts; a trustee and member of the finance committee of the Lawrence School; and is on the boards of St. Edward High School and the Greater Cleveland Partnership.

About Adam S. Metz

Adam S. Metz is currently Managing Director and Head of International Real Estate at The Carlyle Group. He will be retiring from Carlyle in April of 2018. Most recently, Metz served as Senior Advisor to TPG Capital’s Real Estate Group. Prior to joining TPG in April 2011, Metz was the Chief Executive Officer of General Growth Properties, Inc. from 2008 to 2010. Before joining GGP, Metz was co-founding partner of Polaris Capital LLC. Metz has previously held roles such as Executive Vice President and Chief Investment Officer of Rodamco, North America, numerous positions with Urban Shopping Centers, Inc., Vice President in the Capital Markets group of JMB Realty, and Corporate Lending Officer in the Commercial Real Estate Lending Group at The First National Bank of Chicago. Metz currently serves on the advisory boards of the real estate programs at both Cornell University and Northwestern University.

About Marran H. Ogilvie

Marran H. Ogilvie was a member of Ramius, LLC, an alternative investment management firm, where she served in various capacities from 1994 to 2009 before the firm’s merger with Cowen Group, including as Chief Operating Officer and General Counsel. Following the merger, Ogilvie served as Chief of Staff at Cowen Group, Inc. until 2010. She currently serves as an Advisor to the Creditors Committee for the Lehman Brothers International (Europe) Administration. She also serves as a director of Evolution Petroleum, a developer and producer of oil and gas reserves, Ferro Corporation, a supplier of functional coatings and color solutions, Four Corners Property Trust, a REIT for which she chairs the Audit Committee, LSB Industries, Inc. a manufacturing company, and Bemis Company, Inc, a plastic packaging company. Ogilvie previously served as a Director for Southwest Bancorp, a regional commercial bank, Zais Financial Corp., a REIT, Seventy Seven Energy Inc., an oil field services company, and the Korea Fund, an investment company.

About James A. Ratner

James A. Ratner is a current Forest City Director. Ratner previously served as Executive Vice President of Development for Forest City and has served as an officer/director of various subsidiaries of the Company. Ratner serves on the board of NACCO Industries, Inc. Additionally, he serves as chairman of the board of trustees of The Playhouse Square Foundation, serves on the executive committee and the board of trustees of The Cleveland Museum of Art and serves on the board of trustees of Case Western Reserve University.

About William R. ‘Butch’ Roberts

William R. Roberts began his career at an organization he would later lead. With more than 35 years of experience in business, operations and strategy, Roberts today shares his knowledge and expertise with clients as president of the W.R. Roberts Company. Roberts began his career with the Chesapeake and Potomac Telephone Company, which later became Verizon, Washington, D.C., as a business office manager. He held positions of increasing responsibility in Operations, Human Resources, Marketing, Public Affairs, and Government Relations, before assuming responsibility in 2000 for Verizon’s public policy initiatives in Maryland, as president. Subsequently in 2007, he was named region president of Verizon Maryland and the District of Columbia, overseeing all of the company’s operations in those areas. He retired in 2011, following 32 years of service. As of 2018, he is immediate past Chairman of the Board of Directors for MedStar Health, the largest not-for-profit healthcare system in Maryland and the Washington, D.C., region. Additionally, he has served as board chairman the Baltimore branch of the Federal Reserve Bank of Richmond.

About Robert A. Schriesheim

Robert A. Schriesheim, is a director of Houlihan Lokey, a publicly traded global investment banking firm, NII Holdings (formerly Nextel International), a publicly traded provider of wireless communications services in Latin America, Skyworks Solutions, a publicly traded provider of wireless semiconductor solutions and of FirstAdvantage a privately-held portfolio company of private equity firm Symphony Technology Group. He served as Executive Vice President and Chief Financial Officer of Sears Holdings from August 2011 until October 2016 and as a Senior Advisor until January of 2017. From January 2010 to October 2010, Schriesheim was Senior Vice President and Chief Financial Officer of Hewitt Associates, a global human resources consulting and outsourcing company that was acquired by Aon in October 2010. From 2006 until 2009, he was Executive Vice President and Chief Financial Officer of Lawson

Software, a publicly traded ERP software provider. Previously, Schriesheim was affiliated with ARCH Development Partners, LLC, a seed stage venture capital fund and earlier he held executive positions at Global TeleSystems, SBC Equity Partners, Ameritech, AC Nielsen, and Brooke Group Ltd. Previously he served as a director of a number of publicly traded companies including Lawson Software from 2006 until its sale in July 2011 to Infor and Golden Gate Capital, Dobson Communications from 2004 to 2007, a rural wireless services communications company that was acquired by AT&T, and as Co-Chairman of MSC Software from 2007 to 2009 a provider of integrated simulation solutions for designing and testing manufactured products that was acquired by Symphony Technology Group and of Georgia Gulf Corporation, an industrial chemicals manufacturer, from 2009 to 2010.

About Forest City

Forest City Realty Trust, Inc. is an NYSE-listed national real estate company with $8.1 billion in consolidated assets. The Company is principally engaged in the ownership, development, management and acquisition of commercial, residential and mixed-use real estate in key urban markets in the United States. For more information, visit www.forestcity.net.

Forward-Looking Statements

This press release contains forward-looking statements. Such forward-looking statements reflect management’s current views with respect to future, not past, events and often address the Company’s expected future actions and performance. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “target” and similar words and phrases. These forward-looking statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict. All statements regarding the Board’s review of operating, strategic, financial and structural alternatives and associated costs and benefits, including whether standalone plan could enhance value are forward-looking. Actual developments and business decisions may differ materially from those expressed or implied by such forward-looking statements. Important factors, among others, that could cause the Company’s actual results, financial or otherwise, and future actions to differ materially from those described in forward-looking statements include the risks discussed in the Company’s documents filed with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, quarterly reports on Form 10-Q and Current Reports on Form 8-K.